FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2015

Information Systems Associates, Inc.

(Exact name of registrant as specified in its charter)

Florida	333-142429	65-049317
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6622 Southpoint Drive South, Jacksonville, FL		32216
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 840 0449

7401 Wiles Road, Suite 232, Coral Springs, Fl 33067
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(1)

Item 1.01	Entry into a Material Definitive Agreement

On March 15, 2015, Information Systems Associates Inc., (the “Company”), Duos Technologies, Inc., a Florida corporation (“Duos”), and Duos Acquisition Corporation, a Florida corporation and wholly owned subsidiary of the Company (“Merger Sub”; together with the Company and Duos, (the “Parties”) entered into an amendment (the “Amendment”) to that certain Agreement and Plan of Merger entered into as of February 6, 2015 (the “Merger Agreement”) among the Parties. Pursuant to the Merger Agreement, Merger Sub is to merge with and into Duos in a statutory reverse triangular merger (the “Merger”) with Duos surviving the Merger as a wholly owned subsidiary of the Company.

The Amendment extends, from March 15, 2015 to April 30, 2015, the date after which either the Company or Duos can elect to terminate the Merger Agreement if the Merger has not yet been completed, so long as the terminating party is not in breach of the terms thereof.

A copy of the Amendment is attached hereto as Exhibit 2.1 and is incorporated herein by reference.  The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

2.1	First Amendment, dated as of March 15, 2015, to Merger Agreement, dated as of February 6, 2015, by and among Information Systems Associates, Inc. Duos Technologies, Inc. and Duos Acquisition Corporation, a wholly owned subsidiary of ISA.

(2)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFORMATION SYSTEMS ASSOCIATES, INC.

Date: March 19, 2015	By:	/s/ Adrian Goldfarb

Chief Financial Officer